Exhibit 28b

                                                                Cariola Comments
                                    Tradducion del Documento 35752 (al 28/04/04)
                                                                      Doc. 35775

                                FREE TRANSLATION
                                ----------------

                                 PUBLIC DEED OF

                             PLEDGE REGARDING SHARES

                            TELMEX CHILE HOLDING S.A.

                                       TO

                               REDES OPTICAS S.A.

                                       AND

                        REDES OPTICAS (CAYMAN) CORP. S.A.

IN SANTIAGO, CHILE, on April 25, 2004, before me Sergio Fernando Novoa Galan, Chilean, attorney, National Identity No. 3.639.467-6, Notary Public Titular of the 42nd Notary of Santiago, substituting in the titular, Ms. Maria Gloria Acharan Toledo, in accordance with the Judicial Decree duly provided, which is added to the end of the registries of the present month, with office on the street Matias Cousino 154, appear: REDES OPTICAS S.A. Tax Payer No. 96.978.570-6, a corporation duly organized and validly existing under Chilean law, hereinafter also denominated "Beneficiary," represented, as will be accredited, by Mr. Gerardo Varela Alfonso, Chilean, married, attorney, National Identity Card Number 6.356.972-0, and by Mr. Matias de Marchena Vicuna, Chilean, married, attorney, National Identity Card Number 9.979.914-5, and REDES OPTICAS (CAYMAN) CORP., a corporation duly organized and validly existing under the laws of the Cayman Islands, hereinafter also denominated "Redes Cayman," represented, as will be accredited, by Mr. Gerardo Varela and by Mr. Matias de Marchea Vicuna, both already identified, all domiciled for these effects on Avenida Andres Bello 2711, Piso 19, Las Condes, Region Metropolitana; hereinafter the Beneficiary and Redes Cayman are denominated together as "Collateral Creditors;" on one side, and, on the other, TELMEX CHILE HOLDING S.A. Tax Payer No. 96.091.710-5, an corporation duly organized and validly existing under Chilean law, represented, as will be accredited, by Mr. Jorge Portillo Juarez, Mexican, married, public accountant, Mexican Passport No. 03340031145, and Mr. Juan Francisco Gutierrez Irarrazaval, Chilean, married, attorney, National Identity Card Number 6.693.164-1, all domiciled

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for these purposes on El Golf 40, Piso 19, Las Condes, Santiago, Metropolitan
Region, hereinafter also referred to as "Collateral Debtor" or "Shareholder" or "Promising Offeror"; in addition, the Collateral Creditors as well as the Collateral Debtor are also denominated as the "Parties," and individually as the "Party;" those appearing being of age, who verified their identities before me with the national identity cards previously cited and who state that they have agreed, in the following pledge agreement regarding shares, in conformity with
Article 2384 and those that follow of the Civil Code:

FIRST:  ANTECEDENTS
-----

1) The Parties are currently shareholders of the Chilean open corporation, CHILESAT CORP. S.A., Tax Payer No. 94.675.000-K, created by public deed on January 30, 1982 before the Notary of Santiago of Raul Ivan Perry Pefaur, whose abstract is found registered on sheets 2.305 No. 1.267 of the Registry of Commerce of the Custodian of Real Property of Santiago of 1982 and was published in the Official Newspaper on February 8, 1982. CHILESAT CORP. S.A. is hereinafter also referred to as the "Company." The Company and its shares are registered in the Securities Registry of the Superintendence of Securities and Insurance under the number three hundred fifty, and its shares are registered in the Santiago Stock Exchange, the Valparaiso Stock Exchange, the Electronic Stock Exchange of Chile and the New York Stock Exchange (NYSE).

2) The Collateral Debtor represents that it is currently the sole owner of 187,875,194 shares issued by the Company, as attested in share certificate number 8470 dated April 25, 2004, which are validly registered in its name in the qualified Shareholder Registry of the Company, being registered, common, nominative (registered) stock without nominal value, of equal value, and all of a same and unique series, fully paid to the Company, hereinafter denominated the "Shares."

3) On the same date and by separate instrument, the Beneficiary entered into with the Collateral Debtor, denominated for these effects as the Promising Offeror, a contract of promise to effectuate a public tender offer of shares (hereinafter, the "Promise"), by virtue of which the Collateral Debtor is obligated to effectuate a public tender offer of shares of Chilesat S.A. ("Affiliate PTO") which will be initiated by the publication of the corresponding notice on April 29, 2004, and to

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      effectuate a public tender offer of shares of the Company ("Parent PTO"), which will be initiated by the publication of the corresponding notice on the business day following that in which the board of directors of the Company has reported the essential event of the rejection of the Affiliate PTO, all in the terms, time periods, price and conditions indicated in the Promise.

4) At the same time, in Clause 4.1 of the Promise, the Collateral Debtor and the Beneficiary stipulated that it will be understood for all effects of the Promise, that the Promising Offeror has complied with the Promise when the Promising Offeror (i) has effectuated the Affiliate PTO, and (ii) has effectuated the Parent PTO, all in conformity with the terms and conditions indicated in the Promise (hereinafter, denominated the "Collateral Debtor Obligations").

      In the case that the Collateral Debtor does not comply with the Collateral Debtor Obligations in the form, time periods, conditions and terms agreed upon in the Promise, the Beneficiary will have the right to demand the full and complete payment of all direct loss and damage occurring as a consequence of said non-compliance in conformity with the legislation in force, by commencing the corresponding actions before the arbitrator designated in the Promise. The amount to be indemnified by the Collateral Debtor in favor of the Beneficiary in the case of non-compliance of the Collateral Debtor Obligations will be determined by the arbitrator designated in the Seventh Clause of the Promise in the corresponding process for indemnification of losses (hereinafter, the amount of said indemnification as determined by the arbitrator is denominated "Indemnification Promise").

5) On the same date and through a separate instrument, the Collateral Debtor and the Collateral Creditors entered into a stock purchase agreement by virtue of which the Collateral Creditors sold to the Collateral Debtor 187,875,194 shares of the Company (hereinafter, the "Stock Purchase"). By virtue of the Stock Purchase, Redes Opticas S.A. sold 70,310,008 shares of the Company to the Collateral Debtor, and Redes Opticas (Cayman) Corp. sold 117,565,186 shares of the Company to the Collateral Debtor. In the Fifth Clause of the Stock Purchase, the Collateral Debtor made in favor of the Collateral Creditors, a series of


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      representations and warranties (hereinafter, the "Representations and
      Warranties"), which have been essential to the execution of the Stock Purchase on the part of the Collateral Creditors. These Representations and Warranties, as provided in Clause 7.1 of the Stock Purchase, will survive the execution of the Stock Purchase for a maximum time period of up to [90 days] calculated from the date of execution of the Stock Purchase. In all, no Declaration or Guarantee will survive for more than the period of legal prescription in the event that said time period expires before the date here indicated.

      In conformity with the quantity of shares sold by each in the Stock Purchase, the Collateral Creditors will have the right to demand of the Collateral Debtor the indemnification of all direct loss or damage that they may have suffered as a consequence of the Representations and Warranties having been inaccurate, erroneous, incomplete, incorrect or untruthful, exercising the corresponding actions to this effect before the arbitrator designated in the Tenth Clause of the Stock Purchase. The amount to be indemnified by the Collateral Debtor in favor of the Collateral Creditors in this case will be determined by the arbitrator designated in the Stock Purchase in the corresponding process for indemnification of losses (hereinafter, the amount of said indemnification as determined by said arbitrator is denominated "Stock Purchase Indemnification").

SECOND: Through the present instrument, the Collateral Debtor, acting duly represented in the form indicated in the appearance, hereby constitutes in favor of the Collateral Creditors a civil pledge, in conformity with Article 2,384 and those that follow of the Civil Code, in the terms and conditions expressed below regarding the Shares, with the purpose of guaranteeing the full, effective and timely payment of the totality of the Indemnification Promise and of the Stock Purchase Indemnification up to its total and definitive resolution and extinction by the Collateral Debtor in favor of the Collateral Creditors, which shall include all of the prorogations and renovations which may be agreed upon with respect to the obligation guaranteed herein, including pacts regarding the capitalization of interest and/or new interest rates applicable in instruments which the Collateral Creditors may execute or accept in the future, such as the reimbursement, if any, of all the judicial or extrajudicial costs and expenses of

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collection, including attorneys' fees, if they exist, in which it incurs with respect to negotiations or claims of collection or enforcement of this pledge.

THIRD: The Collateral Debtor is obligated, likewise, to not burden, alienate, dispose or celebrate any act or contract regarding the Shares which they give in pledge by this instrument, without the previous written express authorization of the Collateral Creditors.

FOURTH: The appearing parties declare that the Collateral Debtor makes delivery in this same act to the Collateral Creditors, for whom the representatives indicated in the appearance receive to their entire conformity, the share certificate number 8454, issued by the Company and in which the Shares pledged by virtue of the present instrument are recorded. Likewise, Mr. Gerardo Varela Alfonso and Mr. Matias de Marchena Vicuna, in the name and representation of the Collateral Creditors, accept the pledge of shares and the prohibition on their encumbrance and alienation which this instrument acknowledges, and they acquire for their principals the real right of pledge.

FIFTH: The pledge and the restrictions and prohibitions created by virtue of this instrument include and extend in full right to all the increases which the Shares receive, including, without limitation, shares free of payment, preferential rights or options of any kind, whether of preferred subscription of shares, convertible bonds in shares or any other securities which confer future rights over the Company or entity which may succeed or replace it. Likewise, in the case of issuance of new paid shares, the new shares that are issued will be understood as pledged, by virtue of this instrument. The Collateral Debtor authorizes the Collateral Creditors irrevocably, in whose name their representatives individualized in the appearance accept, to request of the Company and to withdraw and receive of this corporation, the new shares certificates or other securities which may be issued as a consequence of an issuance of paid shares, or free of payment or exchange though the issuance of new certificates for any reason, which shares may not be delivered by the Company to the Collateral Debtor, the Collateral Debtor being obligated to immediately request of a Public Notary the notification of the pledge contract and the registration of said encumbrance regarding the new certificates in the Shareholder Registry of the Company.


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The patrimonial rights of the Shares will correspond to the Collateral Debtor.
Nonetheless, in the case that the respective arbitrator declares the right to collect the Indemnification Promise and/or the Stock Purchase Indemnification guaranteed by this pledge, and they are not paid in the time period established for such payment by the respective arbitrator, or in the case that the arbitrator has not indicated a time period, in the time period of 3 days calculated from the date the respective award is signed and executed, the Collateral Debtor hereby authorizes the Collateral Creditors to collect and receive the dividends, profits, earnings, refunds of capital and the rest of the patrimonial rights which correspond to the Shares directly from the Company, the Collateral Debtor renouncing to the collection and receipt of said amounts, in which case, the Collateral Creditors remain authorized, irrevocably and exclusively, to collect those quantities and to apply such dividends, earnings, benefits and money distributions to the payment of the quantity owed by the Collateral Debtor, whether it be the Indemnification Promise and/or the Stock Purchase Indemnification, in conformity with the provisions contained in Article
2.403 of the Civil Code.

The right to collect and receive these amounts on behalf of the Collateral Creditors will not require accreditation by the Company, sufficing written notification to which a copy of the respective arbitration award pronouncing the Indemnification Promise and/or the Stock Purchase Indemnification shall be attached. The notification shall be delivered to the Company by the Collateral Creditors in conformity with Clause 6.1 ("Communications") of the Promise or with Clause 9.1 ("Communications") of the Stock Purchase, as applicable, with a copy to the Collateral Debtor.

From the date of said notification and with only the merit of the same, the Collateral Creditors will be able to collect from the Company the dividends, profits and the rest of the patrimonial rights which correspond to the owner of the Shares, and for these effects, the Company will be authorized to pay said quantities directly to the Collateral Creditors, immediately freeing the Collateral Debtor of all responsibility to the Company as the corporation issuing the shares pledged by virtue of this instrument, on the grounds of these payments.

The Collateral Debtor hereby instructs the Company to effectuate payment of said quantities directly to the Collateral Creditors, at only their request, immediately freeing

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the Collateral Debtor of all responsibility to the Company with respect to these payments.

SIXTH: The Collateral Debtor will preserve the full exercise of the right to participate in the General Shareholder Meetings of the Company with right of voice and vote and the exercise of those other rights which may correspond to it, distinct from those referred to in the preceding Fifth Clause. Nevertheless, the Collateral Debtor, in order to approve any reform of the bylaws of the Company which may affect the pledge and prohibition created by virtue of this instrument in terms of diminishing the value of the guarantee in a relevant way, will require the previous written authorization of the Collateral Creditors, which may not be denied or rejected without reasonable, founded cause.

SEVENTH: In the event of any division, merger or transformation of the Company, the pledge and the restrictions and prohibitions created by virtue of this instrument will extend to the totality of the shares of the new corporation(s) formed by virtue of the division or merger, or to the shares of the existing corporation which later stands, or over the corresponding rights or participation, depending on the case, in the transformed corporation. The Collateral Creditors remain exclusively authorized to directly withdraw, through any one of their agents, or through a Notary Public who so solicits in their name, the corresponding share certificates in all of the preceding cases and to request the inscription of this pledge and prohibition in the corresponding shareholder registry(ies), the Collateral Debtor renouncing in consequence the right to request said delivery for itself or for another person.

EIGHTH: The pledge created in this instrument complies with the provisions contained in Articles 2384 and those following of the Civil Code. Without prejudice to the aforementioned, the Collateral Debtor expressly and irrevocably waives the right to solicit the replacement of the pledge by another, in conformity with the provisions contained in Article 2.396, 2nd paragraph of the Civil Code.

NINTH: The Collateral Debtor represents that it is the sole and exclusive owner of the Shares, that the Shares are duly registered in its name in the Shareholder Registry of the Company, that all of them are duly paid, and that the Collateral Debtor complies with

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the corresponding authorizations and approvals which the law establishes for the constitution of this pledge. In addition, the Collateral Debtor represents that the Shares are free of Encumbrances and that no impediment exists which could affect the constitution of this pledge and the prohibition on encumbrance and alienation, or the free disposition of the Shares, except for the pledge which is created by way of this instrument in favor of the Collateral Creditors.

TENTH: It is expressly recorded that the pledge and prohibition created by the present instrument will not, under any circumstance, be considered to be a modification, substitution or limitation on the rights granted to the Collateral Creditors or to the Collateral Debtor by virtue of the Promise or the Stock Purchase.

ELEVENTH: The Collateral Debtor, at its exclusive expense, is obligated to perform all judicial and extrajudicial actions which may be necessary for the maintenance of ownership and the free disposition of the Shares and to defend them from the actions of third parties.

TWELFTH: The Collateral Debtor represents that in any action regarding the collection of guaranteed obligations it will recognize this instrument as sufficient title for the enforcement of this pledge, which is sufficient in and of itself.

THIRTEENTH: For all legal effects derived from the execution of the present contract, the parties set their domicile in Santiago and submit to the ordinary courts of justice with foundation and competence in the city of Santiago, Chile, except for the determination of the Indemnification Promise and of the Indemnification Stock Purchase, as it will be resolved by the respective arbitrator designated in conformity with the Seventh Clause of the Promise and the Tenth Clause of the Stock Purchase, depending on the case.

FOURTEENTH: The Parties agree that the pledge and prohibitions established in this instrument will automatically remain without effect, of full right and without the necessity of any declaration in this respect, once the time period has passed of 3 months [120 days] calculated from the date of initiation of the Parent PTO, calculated from the date of execution of the Stock Purchase, unless before the expiration of said time

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period, as attested to in the Shareholder Registry of the Company, a judicial proceeding has been initiated for the non-compliance of any of the obligations guaranteed by the pledge and the prohibition hereby created.

FIFTEENTH: The expenses, taxes, notary and registry rights, any expenditure of any kind which is related to the execution or registry of the present contract, such as those derived from additional public instruments which may be necessary to provide in order to clarify, rectify, or modify this instrument will be the responsibility of the Collateral Debtor.

SIXTEENTH: This pledge and prohibitions established in favor of the Collateral Creditors to guarantee the Indemnification Promise and the Stock Purchase Indemnification are indivisible for all legal effects. In the case of the right of the Collateral Creditors to collect and receive directly from the Company the patrimonial rights of the Shares, the received sums will be imputed to the Indemnification Promise or to the Stock Purchase Indemnification according to which of them is in effect in said moment, and in the case that both are in effect simultaneously, they will first be imputed to the Indemnification Promise and the residual amount, if any, will be imputed to the Stock Purchase Indemnification. In the case of the sums imputed to the Stock Purchase Indemnification, they will be distributed between Redes Opticas S.A and Redes Opticas (Cayman) Corp. in accordance with the pro rata of shares sold by each one of them in the Stock Purchase.

The rights created by this pledge in relation to the Stock Purchase Indemnification may be enforced by any of the Collateral Creditors indiscriminately. In addition, and at greater abundance, each one of the Collateral Creditors through this act reciprocally executes and accepts a mandate to enforce all the rights and prohibitions established in their favor in this instrument in the name and representation of the other.

The successive persons or those who legally subrogate in the rights of the Collateral Creditors will have the same rights and benefits which this writing confers to the Collateral Creditors against the Collateral Debtor, considering themselves as the collateral creditors for all legal and contractual effects which may exist.


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SEVENTEENTH: The parties empower and solicit the Notary who authorizes this instrument or to whom it corresponds, to notify the present contract and to immediately request, only after his signature, the due and valid registration of the pledge and prohibition on encumbrance and alienation in the shareholder registry of the Company.

EIGHTEENTH: The terms in capital letters utilized in this instrument and which are not found expressly defined in it will have the meaning given to said words in the Promise, unless the context clearly indicates another meaning.

CAPACITIES. The capacity of Mr. Gerardo Varela Alfonso and Mr. Matias de Marchena Vicuna to act in representation of Redes Opticas S.A. is evidenced in public deed of April 19, 2004, executed in the Notary of Santiago of Mr. Patricio Zaldivar Mackenna. The capacity of Mr. Gerardo Varela Alfonso and Mr. Matias de Marchena Vicuna to act in representation of Redes Opticas (Cayman) Corp. S.A. is evidenced in the session of the board of directors of said company formally registered on April 19, 2004 in the Notary of Santiago of Mr. Patricio Zaldivar Mackenna. The capacity of Mr. Jorge Portillo Juarez and Mr. Juan Francisco Gutierrez Irarrazaval to act in representation of Telmex Chile Holding S.A. is evidenced in the public deed of the session minutes of the board of directors of said company, executed in the Notary of Santiago of Ms. Maria Gloria Acharan Toledo, April 19, 2004.

A copy is provided. In proof and previously read, the appearing parties sign. I give faith.


    /s/ Gerardo Varela Alfonso          /s/ Matias de Marchena Vicuna
    --------------------------          -----------------------------
        Gerardo Varela Alfonso              Matias de Marchena Vicuna
        pp. Redes Opticas S.A.              pp. Redes Opticas S.A.

    /s/ Gerardo Varela Alfonso          /s/ Matias de Marchena Vicuna
    --------------------------          -----------------------------
     Gerardo Varela Alfonso                 Matias de Marchena Vicuna
     pp. Redes Opticas (Cayman) Corp.       pp. Redes Opticas (Cayman) Corp.


    /s/ Jorge Portillo Juarez           /s/ Juan Francisco Gutierrez Irarrazaval
    ------------------------------      ----------------------------------------
      Jorge Portillo Juarez                 Juan Francisco Gutierrez Irarrazaval
      pp. Telmex Chile Holding S.A.         pp. Telmex Chile Holding S.A.



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